Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 33-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration Statements Nos. 33-92218, 333-47041, 333-62830, 333-90395, 333-97831, 333-104882, 333-108947 and 333-131092 on Form S-3 of CBL & Associates Properties, Inc. of our report dated January 2, 2008 relating to the combined statement of certain revenues and certain operating expenses of South County Mall, West County Mall, Chesterfield Mall and Mid Rivers Mall for the year ended December 31, 2006 (which report includes an explanatory paragraph relating to the purpose of such financial statement) appearing in this Current Report on Form 8-K of CBL & Associates Properties, Inc.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

January 2, 2008

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